Exhibit 99.2

To the Limited Partners of

CMF Graham Capital Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Alper Daglioglu President and Director Ceres Managed Futures LLC General Partner, CMF Graham Capital Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue 14th Floor New York, NY 10036 855-672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

CMF Graham Capital Master Fund L.P.:

We have audited the accompanying statements of financial condition of CMF Graham Capital Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Graham Capital Master Fund L.P. as of December 31, 2013 and 2012, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2014

CMF Graham Capital Master Fund L.P.

Statements of Financial Condition

December 31, 2013 and 2012

	2013	2012
Assets:
Equity in trading account:
Cash (Note 3c)	$42,710,411	$67,229,419
Cash margin (Note 3c)	14,573,336	16,178,813
Net unrealized appreciation on open futures contracts	2,261,805	1,905,444
Net unrealized appreciation on open forward contracts	403,240	—

Total assets	$59,948,792	$85,313,676

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$—	$313,446
Accrued expenses:
Clearing fees due to MS&Co.	4,171	—
Professional fees	25,181	64,179
Redemptions payable	2,967,584	—

Total liabilities	2,996,936	377,625

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2013 and 2012	—	—
Limited Partners, 34,746.3392 and 61,736.6129 Redeemable Units outstanding at December 31, 2013 and 2012, respectively	56,951,856	84,936,051

Total liabilities and partners’ capital	$59,948,792	$85,313,676

Net asset value per unit	$1,639.08	$1,375.78

See accompanying notes to financial statements.

CMF Graham Capital Master Fund L.P.

Condensed Schedule of Investments

December 31, 2013

	Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	19	$16,650	0.03%
Energy	164	(162,395)	(0.29)
Grains	112	89,725	0.16
Indices	661	1,840,293	3.23
Interest Rates U.S.	820	(271,853)	(0.48)
Interest Rates Non-U.S.	425	(336,167)	(0.59)
Softs	59	(2,369)	(0.00)*

Total futures contracts purchased		1,173,884	2.06

Futures Contracts Sold
Currencies	138	13,198	0.02
Energy	116	(77,221)	(0.14)
Grains	336	544,677	0.96
Indices	111	(164,608)	(0.29)
Interest Rates U.S.	480	229,901	0.40
Interest Rates Non-U.S.	553	151,062	0.27
Metals	111	362,560	0.64
Softs	150	28,352	0.05

Total futures contracts sold		1,087,921	1.91

Unrealized Appreciation on Open Forward Contracts
Currencies	$87,016,625	995,341	1.75
Metals	140	233,499	0.41

Total unrealized appreciation on open forward contracts		1,228,840	2.16

Unrealized Depreciation on Open Forward Contracts
Currencies	$56,594,437	(233,394)	(0.41)
Metals	215	(592,206)	(1.04)

Total unrealized depreciation on open forward contracts		(825,600)	(1.45)

Net fair value		$2,665,045	4.68%

*Due to rounding.

See accompanying notes to financial statements.

CMF Graham Capital Master Fund L.P.

Condensed Schedule of Investments

December 31, 2012

	Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	28	$22,412	0.03%
Energy	82	359,394	0.42
Indices	1,068	1,671,819	1.97
Interest Rates U.S.	1,513	(119,172)	(0.14)
Interest Rates Non-U.S.	2,280	324,367	0.38
Softs	9	(18,933)	(0.02)

Total futures contracts purchased		2,239,887	2.64

Futures Contracts Sold
Currencies	133	27,900	0.03
Energy	236	(525,230)	(0.62)
Grains	324	71,641	0.08
Indices	157	(41,595)	(0.05)
Interest Rates Non-U.S.	6	(20)	(0.00)*
Metals	67	(78,052)	(0.09)
Softs	235	210,913	0.25

Total futures contracts sold		(334,443)	(0.40)

Unrealized Appreciation on Open Forward Contracts
Currencies	$139,055,970	1,228,423	1.45
Metals	105	81,127	0.09

Total unrealized appreciation on open forward contracts		1,309,550	1.54

Unrealized Depreciation on Open Forward Contracts
Currencies	$124,805,456	(1,101,007)	(1.30)
Metals	318	(521,989)	(0.61)

Total unrealized depreciation on open forward contracts		(1,622,996)	(1.91)

Net fair value		$1,591,998	1.87%

*Due to rounding.

See accompanying notes to financial statements.

CMF Graham Capital Master Fund L.P.

Statements of Income and Expenses

for the years ended

December 31, 2013, 2012 and 2011

	2013	2012	2011
Investment Income:
Interest income	$18,872	$50,547	$42,541

Expenses:
Clearing fees	190,413	393,779	744,112
Professional fees	75,267	87,688	72,382

Total expenses	265,680	481,467	816,494

Net investment income (loss)	(246,808)	(430,920)	(773,953)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	11,034,848	(2,212,879)	(27,159,345)
Change in net unrealized gains (losses) on open contracts	1,073,047	(1,501,689)	(154,933)

Total trading results	12,107,895	(3,714,568)	(27,314,278)

Net income (loss)	$11,861,087	$(4,145,488)	$(28,088,231)

Net income (loss) per unit (Note 6)*	$263.73	$(78.56)	$(299.57)

Weighted average units outstanding	44,579.0055	74,983.1914	93,654.7013

*Based on change in net asset value per unit before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

CMF Graham Capital Master Fund L.P.

Statements of Changes in Partners’ Capital

for the years ended

December 31, 2013, 2012 and 2011

Partners’ Capital
Partners’ Capital at December 31, 2010	$168,924,671
Net income (loss)	(28,088,231)
Subscriptions of 15,486.7403 Redeemable Units	27,515,530
Redemptions of 24,093.9826 Redeemable Units	(40,786,255)
Distribution of interest income to feeder funds	(42,541)

Partners’ Capital at December 31, 2011	127,523,174
Net income (loss)	(4,145,488)
Subscriptions of 891.5041 Redeemable Units	1,215,461
Redemptions of 26,795.8909 Redeemable Units	(39,606,549)
Distribution of interest to feeder funds	(50,547)

Partners’ Capital at December 31, 2012	84,936,051
Net income (loss)	11,861,087
Subscriptions of 6,325.6846 Redeemable Units	9,139,326
Redemptions of 33,315.9583 Redeemable Units	(48,965,736)
Distribution of interest to feeder funds	(18,872)

Partners’ capital at December 31, 2013	$56,951,856

Net asset value per unit:

2011:	$1,455.06

2012:	$1,375.78

2013:	$1,639.08

See accompanying notes to financial statements.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

1.	Partnership Organization:

CMF Graham Capital Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange and Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. As of December 31, 2013, all trading decisions for the Master are made by the Advisor (defined below).

On April 1, 2006 (commencement of trading operations), Diversified 2000 Futures Fund L.P. (“Diversified 2000”), Diversified Multi-Advisor Futures Fund L.P. (“Diversified I”) and Diversified Multi-Advisor Futures Fund L.P. II (“Diversified II”) each allocated a portion of their capital to the Master. Diversified 2000 purchased 41,952.2380 Redeemable Units with cash equal to $41,952,238. Diversified I purchased 14,741.1555 Redeemable Units with cash equal to $14,741,156. Diversified II purchased 11,192.9908 Redeemable Units with cash equal to $11,192,991. On June 1, 2006, Fairfield Futures Fund L.P. II (“Fairfield II”) allocated substantially all of its capital and Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) allocated a portion of its capital to the Master. Fairfield II purchased 74,569.3761 Redeemable Units with cash equal to $75,688,021. Tactical Diversified purchased 101,486.0491 Redeemable Units with cash equal to $103,008,482. On May 1, 2011, Fairfield Futures Fund L.P. (“Fairfield”) allocated substantially all of its capital to the Master. Fairfield purchased 9,186.1138 Redeemable Units with cash equal to $16,858,722. On June 1, 2013, Morgan Stanley Managed Futures Custom Solutions Fund L.P. - Series A (“Custom Solutions”) allocated a portion of its capital to the Master. Custom Solutions purchased 646.7604 Redeemable Units with cash equal to $1,000,000. On December 31, 2013, Diversified I redeemed its entire investment in the Master for cash equal to $2,967,584. The Master was formed to permit commodity pools managed now or in the future by Graham Capital Management, L.P. (the “Advisor”), using the K4D — 15V program, the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle. During the period covered by this report, the Master’s commodity brokers were Citigroup Global Markets Inc. (“CGM”) and Morgan Stanley & Co. (“MS&Co.”).

Prior to Diversified I’s full redemption on December 31, 2013, the Master’s investors consisted of Diversified 2000, Diversified I, Diversified II, Fairfield II, Fairfield, Tactical Diversified and Custom Solutions (each a “Feeder”, and collectively the “Funds”). Diversified 2000, Diversified I, Diversified II, Fairfield II, Fairfield, Tactical Diversified and Custom Solutions owned approximately 12.9%, 4.9%, 4.2%, 15.5%, 15.5%, 41.5% and 5.5% of the Master at December 31, 2013, respectively. Diversified 2000, Diversified I, Diversified II, Fairfield II, Fairfield and Tactical Diversified owned approximately 7.4%, 5.0%, 3.2%, 15.0%, 11.6% and 57.8% of the Master at December 31, 2012, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2025; or under certain other circumstances as defined in the Limited Partnership Agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master including derivative financial instruments and derivative commodity instruments are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls in its entirety shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

GAAP also requires the need to use judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Master’s Level 2 assets and liabilities.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and makes disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

On October 1, 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-04, “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Update (“ASU”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820.

The Master considers prices for exchange-traded commodity futures, forwards, swaps and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2013 and 2012, the Master did not hold any derivative instruments that were priced at fair value using

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the years ended December 31, 2013 and 2012, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets

Futures	$3,528,729	$3,528,729	$—	$—
Forwards	1,228,840	233,499	995,341	—

Total assets	$4,757,569	$3,762,228	$995,341	$—

Liabilities

Futures	$1,266,924	$1,266,924	$—	$—
Forwards	825,600	592,206	233,394	—

Total liabilities	2,092,524	1,859,130	233,394	—

Net Fair value	$2,665,045	$1,903,098	$761,947	$—

	December 31, 2012	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets

Futures	$3,697,165	$3,697,165	$—	$—
Forwards	1,309,550	81,127	1,228,423	—

Total assets	$5,006,715	$3,778,292	$1,228,423	$—

Liabilities

Futures	$1,791,721	$1,791,721	$—	$—
Forwards	1,622,996	521,989	1,101,007	—

Total liabilities	3,414,717	2,313,710	1,101,007	—

Net Fair value	$1,591,998	$1,464,582	$127,416	$—

d.	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses and Changes in Partners’ Capital.

e.

Forward Foreign Currency Contracts.    Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

agreed-upon future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net gain (loss) on investments in the Statements of Income and Expenses.

f.	London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

g.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

h.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2010 through 2013 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

i.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and has determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

j.

Recent Accounting Pronouncements.    In June 2013, the FASB issued ASU 2013-08, “Financial Services — Investments Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements”. ASU 2013-08 changes the approach to the investment company assessment,

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Master is currently evaluating the impact this pronouncement would have on the financial statements.

k.	Net Income (Loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights.”

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM/MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

Prior to and during part of second quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the second quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”) and a foreign exchange brokerage account agreement with MS&Co. The Master has terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, service, clearing, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2012, the amount of cash held by the Master for margin requirements was $16,178,813.

Under the MS&Co. Customer Agreement and the foreign exchange brokerage account agreement, the Master pays MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co. clearing fees” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2013, the amount of cash held by the Master for margin requirements was $14,573,336. The MS&Co. Customer Agreement may generally be terminated upon notice by either party.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement with the Master gives, and the CGM Customer Agreement with the Master gave, the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition, as the criteria under Accounting Standards Codification (“ASC”) 21-20, “Balance Sheet,” have been met.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The new guidance did not have a significant impact on the Master’s financial statements.

The following table summarizes the valuation of the Master’s investments as of December 31, 2013 and December 31, 2012, respectively.

December 31, 2013	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Futures	$3,528,729	$(1,266,924)	$2,261,805
Forwards	1,228,840	(825,600)	403,240

Total Assets	$4,757,569	$(2,092,524)	$2,665,045

Liabilities
Futures	$(1,266,924)	$1,266,924	$—
Forwards	(825,600)	825,600	—

Total Liabilities	$(2,092,524)	$2,092,524	$—

Net fair value			$2,665,045

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

December 31, 2012	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Futures	$3,697,165	$(1,791,721)	$1,905,444
Forwards	1,309,550	(1,309,550)	—

Total Assets	$5,006,715	$(3,101,271)	$1,905,444

Liabilities
Futures	$(1,791,721)	$1,791,721	$—
Forwards	(1,622,996)	1,309,550	(313,446)

Total Liabilities	$(3,414,717)	$3,101,271	$(313,446)

Net fair value			$1,591,998

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2013 and 2012 were 4,991 and 8,304, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2013 and 2012 were 613 and 639, respectively. The monthly average notional values of currency forward contracts during the years ended December 31, 2013 and 2012 were $332,880,276 and $904,714,722, respectively.

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2013 and 2012.

December 31, 2013
Assets
Futures Contracts
Currencies	$41,711
Energy	12,911
Grains	662,980
Indices	1,845,247
Interest Rates U.S.	236,549
Interest Rates Non-U.S.	279,234
Metals	363,334
Softs	86,763

Total unrealized appreciation on open futures contracts	$3,528,729

Liabilities
Futures Contracts
Currencies	$(11,863)
Energy	(252,527)
Grains	(28,578)
Indices	(169,562)
Interest Rates U.S.	(278,501)
Interest Rates Non-U.S.	(464,339)
Metals	(774)
Softs	(60,780)

Total unrealized depreciation on open futures contracts	$(1,266,924)

Net unrealized appreciation on open futures contracts	$2,261,805 *

Assets
Forward Contracts
Currencies	$995,341
Metals	233,499

Total unrealized appreciation on open forward contracts	$1,228,840

Liabilities
Forward Contracts
Currencies	$(233,394)
Metals	(592,206)

Total unrealized deppreciation on open forward contracts	$(825,600)

Net unrealized appreciation on open forward contracts	$403,240 **

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.
**	This amount is included in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

December 31, 2012
Assets
Futures Contracts
Currencies	$58,855
Energy	415,651
Grains	143,916
Indices	2,098,863
Interest Rates U.S.	60,334
Interest Rates Non-U.S.	661,054
Softs	258,492

Total unrealized appreciation on open futures contracts	$3,697,165

Liabilities
Futures Contracts
Currencies	$(8,543)
Energy	(581,487)
Grains	(72,275)
Indices	(468,639)
Interest Rates U.S.	(179,506)
Interest Rates Non-U.S.	(336,707)
Metals	(78,052)
Softs	(66,512)

Total unrealized depreciation on open futures contracts	$(1,791,721)

Net unrealized appreciation on open futures contracts	$1,905,444 *

Assets
Forward Contracts
Currencies	$1,228,423
Metals	81,127

Total unrealized appreciation on open forward contracts	$1,309,550

Liabilities
Forward Contracts
Currencies	$(1,101,007)
Metals	(521,989)

Total unrealized depreciation on open forward contracts	$(1,622,996)

Net unrealized depreciation on open forward contracts	$(313,446)**

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.
**	This amount is included in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2013, 2012 and 2011.

Sector	December 31, 2013 Gain (loss) from Trading	December 31, 2012 Gain (loss) from Trading		December 31, 2011 Gain (loss) from Trading
Currencies	$(510,282)	$(4,797,379)		$(13,846,393)
Energy	(5,886,114)	(1,958,688)		(4,885,030)
Grains	1,889,827	(896,860)		(2,695,818)
Indices	15,819,212	5,050,162		(12,945,680)
Interest Rates U.S.	(2,168,099)	(665,700)		6,425,925
Interest Rates Non-U.S.	(2,111,889)	6,696,446		163,976
Livestock	—	(120,888)		(649,156)
Metals	3,876,053	(6,371,736)		1,190,449
Softs	1,199,187	(649,925)		(72,551)

Total	$12,107,895 ***	$(3,714,568	)***	$(27,314,278	)***

***	This amount is in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any month. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Changes in the net asset value per unit for the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Net realized and unrealized gains (losses)*	$265.12	$(78.02)	$(299.24)
Interest income	0.43	0.72	0.46
Expenses**	(1.82)	(1.26)	(0.79)

Increase (decrease) for the year	263.73	(78.56)	(299.57)
Distribution of interest income to feeder funds	(0.43)	(0.72)	(0.46)
Net asset value per unit, beginning of year	1,375.78	1,455.06	1,755.09

Net asset value per unit, end of year	$1,639.08	$1,375.78	$1,455.06

*	Includes clearing fees.
**	Excludes clearing fees.

	2013	2012	2011
Ratios to average net assets:
Net investment income (loss)***	(0.4)%	(0.4)%	(0.5)%

Operating expenses	0.4%	0.4%	0.5%

Total return	19.1%	(5.4)%	(17.1)%

***	Interest income less total expenses.